Exhibit 5.1

JONES&KELLER

ATTORNEYS AT LAW

December 29, 2021

Hallador Energy Company

1183 East Canvasback Drive

Terre Haute, IN 47802

Re:         Hallador Energy Company – Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Hallador Energy Company, a Colorado corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”), on or about the date of this letter. The Registration Statement relates to the proposed issuance of up to 1,735,627 shares (the “Shares”) of common stock of the Company, par value $0.01 per share, pursuant to the Company’s Amended and Restated 2008 Restricted Stock Unit Plan (the “Plan”).

In connection herewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Plan, the Second Restated Articles of Incorporation of the Company as in effect on the date hereof, the Bylaws of the Company, as in effect on the date hereof, records of the corporate proceedings with respect to the approval of the Plan, and the Registration Statement, and such other certificates, instruments and documents as we have considered appropriate for purpose of the opinion hereafter expressed.

With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with rendering the opinion hereafter expressed, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; and (v) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity.

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that the issuance of the Shares has been duly authorized and, when issued, delivered and fully paid for in accordance with the terms of the Plan and agreements executed pursuant to the Plan, such Shares will be validly issued, fully paid and non-assessable.

The opinion set forth herein is limited to matters of Colorado law. We assume no obligation to update or supplement this opinion letter in response to subsequent changes in the law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

JONES & KELLER, P.C.

/s/ Jones & Keller, P.C.

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